Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:22 PM 11/19/2003
FILED 12:17 PM 11/19/2003
SRV 030743421 — 3729490 FILE

CERTIFICATE OF INCORPORATION

OF

COUCHE-TARD FINANCING CORP.

1.                                       The name of the corporation is: Couche-Tard Financing Corp.

2.                                       The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

3.                                       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.                                       The total number of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, all of which shall have a par value of $0.01 per share.

5.                                       In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by the Board of Directors of the Corporation, provided that any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

6.                                       No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Paragraph 6 shall eliminate or limit the liability of any director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Neither the amendment nor repeal of this Paragraph 6, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Paragraph 6, shall eliminate or reduce the effect of this Paragraph 6 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Paragraph 6, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

7.                                       The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.  The Corporation shall advance any costs and fees to any person eligible for such advances with respect to actions or proceedings against such person, all subject to the terms and conditions imposed under said Section 145.

8.                                       The name and mailing address of the incorporator is:

Christian Lucky
Davies Ward Phillips & Vineberg LLP
625 Madison Avenue, 12th Floor
New York, NY 10022

I, THE UNDERSIGNED, being the incorporator named herein, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of November, 2003.

/s/	Christian M. Lucky
Christian M. Lucky
Sole Incorporator